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                                                                     Exhibit (i)

[LOGO OF DECHERT LLP]

    BOSTON BRUSSELS FRANKFURT HARRISBURG HARTFORD LONDON LUXEMBOURG NEW YORK
      NEWPORT BEACH PARIS PHILADELPHIA PRINCETON SAN FRANCISCO WASHINGTON

February 3, 2003

Munder Series Trust
480 Pierce Street
Birmingham, Michigan 48009

Ladies and Gentlemen:

We have acted as counsel to Munder Series Trust, a Delaware statutory trust ("Trust"), in connection with the preparation and filing of its Registration Statement on Form N-1A ("Registration Statement") covering shares of beneficial interest of the Trust.

We have examined copies of the Declaration of Trust and By-Laws of the Trust, the Registration Statement on Form N-1A, and such other records, proceedings and documents as we have deemed necessary for the purpose of this opinion. We have also examined such other documents, papers, statutes and authorities as we deemed necessary to form a basis for the opinion hereinafter expressed. In our examination of such material, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us.

Based upon the foregoing, we are of the opinion that the shares of beneficial interest of the Trust to be issued in accordance with the terms of the offering, as set forth in the Registration Statement, when so issued and paid for will constitute validly authorized and legally issued shares of beneficial interest, fully paid and non-assessable by the Trust.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm as set forth under the caption "Legal Counsel" in the above-referenced Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,



/s/ Dechert LLP

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